Exhibit 5.1

[LETTERHEAD OF WELLS FARGO & COMPANY LAW DEPARTMENT]

January 2, 2009

Board of Directors Wells Fargo & Company 420 Montgomery Street San Francisco, California 94163 Ladies and Gentlemen:

In connection with the filing by Wells Fargo & Company, a Delaware corporation (the “Company”), of Post-Effective Amendment No. 1 on Form S-8 (the “Amendment”) to Registration Statement on Form S-4 (No. 333-154879) to register, under the Securities Act of 1933, as amended, shares of the Company’s common stock, par value $1-2/3 per share (the “Shares”), that, as a result of the merger on December 31, 2008 of Wachovia Corporation (“Wachovia”) with and into the Company pursuant to the Agreement and Plan of Merger, by and between Wachovia and the Company, dated as of October 3, 2008, as it may be amended from time to time (the “Merger Agreement”), may be issued by the Company under the Amended and Restated Wachovia Corporation 2003 Stock Incentive Plan, A.G. Edwards, Inc. 1988 Incentive Stock Plan, Wachovia Corporation 1998 Stock Incentive Plan, Wachovia Corporation Stock Plan, Wachovia Corporation 2001 Stock Incentive Plan, Wachovia Employee Stock Retention Plan, Golden West Financial Corporation Amended and Restated 1996 Stock Option Plan, Westcorp 2001 Stock Option Plan, Republic Security Financial Corporation 1997 Performance Incentive Plan, SouthTrust Corporation Long-Term Incentive Plan, SouthTrust Corporation 2004 Long-Term Incentive Plan, EVEREN Capital Corporation 1996 Restricted Stock Incentive Plan, EVEREN Capital Corporation 1995 Non-Employee Directors Plan, the Wachovia Savings Plan and the A.G. Edwards, Inc. Retirement and Profit Sharing Plan (the “Plans”), I have examined such corporate records and other documents, including the Amendment, the Merger Agreement and the Plans, and have reviewed such matters of law as I have deemed necessary for this opinion, and in my capacity as Senior Counsel of the Company I advise you that in my opinion:

     1.     The Company is a corporation duly organized and existing under the laws of the state of Delaware.

     2.     The Shares, when issued in accordance with the terms of the Merger Agreement, the applicable Plan, and such other terms and conditions that may govern an option or other equity-based award, will be legally and validly issued, fully paid and non-assessable.

I consent to the filing of this opinion as an exhibit to the Amendment.

Sincerely,

/s/ Robert J. Kaukol Robert J. Kaukol Senior Counsel Wells Fargo & Company